Exhibit (A)(32)
FOR IMMEDIATE RELEASE
Contact: Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 – 8080
VECTOR GROUP SUCCESSFUL IN EXCHANGE OFFER FOR NEW VALLEY

     MIAMI, FL, December 9, 2005 — Vector Group Ltd. (NYSE: VGR) announced today that the Company’s previously announced exchange offer to acquire all of the outstanding common shares of New Valley Corporation (NASDAQ: NVAL) that Vector Group did not already own has been successful.
     Vector Group has accepted for exchange 8,194,597 New Valley common shares that the depositary reported as being tendered and not withdrawn as of the expiration of the offer at 5:00 p.m. New York City time, on Friday, December 9, 2005.
     The exchange offer results in Vector Group owning a total of 21,043,715 common shares, representing more than 94.5% of the outstanding New Valley common shares. Each common share of New Valley that was tendered will be exchanged for 0.54 shares of Vector Group common stock.
     Vector Group expects to complete the short-form merger with New Valley on or about December 13, 2005. In this merger, each New Valley common share other than those owned by Vector Group will be converted into the right to receive 0.54 share of Vector Group common stock, subject to the rights of New Valley’s remaining stockholders to seek appraisal under Delaware law. Vector Group intends to send New Valley stockholders who did not tender their common shares in the exchange offer instructions as to how to exchange each of their common shares of New Valley for 0.54 of a share of Vector Group common stock as merger consideration.
About Vector Group Ltd.
Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
This news release contains certain forward-looking statements about future business transactions involving Vector and New Valley. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The statements are based upon Vector’s current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially from what is expressed or forecasted in this news release. Those risk factors are discussed in the Vector and New Valley Annual Reports on Form 10-K and subsequent reports that have been filed by the companies with the SEC.
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